Exhibit 99.1
Local Bounti Announces Second Quarter 2026 Financial Results
Delivered 14% Revenue Growth, Improved Net Loss, and 17% Improvement in Adjusted EBITDA Loss

Announces Additional $12.5 Million Investment from Existing Strategic Investor

HAMILTON, MT – August 12, 2026 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company currently servicing approximately 13,000 retail doors, today announced its financial results for the quarter ended June 30, 2026.

Kathleen Valiasek, President and CEO of Local Bounti, stated, "Revenue grew 14% and adjusted EBITDA1 loss narrowed 17% year-over-year, demonstrating progression toward positive adjusted EBITDA. This has been the product of our team's focused efforts to enhance our operations, including those designed to further enhance our yields, which are up approximately 10% at our state-of-the-art facilities, while we also drive improvements at our California facilities following investments that are designed to strengthen our position in living butterhead lettuce. We are also very pleased with the commercial momentum we are delivering, and to that end, we continued to build on our base of blue-chip retail relationships, adding five new or expanded retail partnerships over the past two quarters and extending supply agreements with multiple national accounts through first quarter of 2027. Furthermore, in August, our existing strategic investor added to their position with an additional $12.5 million commitment, another vote of confidence in the platform we have built and the progress we are demonstrating."

Ms. Valiasek continued, "Over the last several weeks, the advantages of locally grown controlled environment agriculture (CEA) have been the focus of new and existing customer conversations. Growing indoors gives us greater control over growing inputs, including water, the environment, and food safety monitoring in a way open fields can't, and we are seeing more retailers treat consistent food safety, quality, and traceability as core to how they source. These themes have sharpened our retail conversations for long-term supply partnerships, and our strategic financial partners are backing that shift with capital. Those signals point the same direction, and I like where that puts us as we keep working toward achieving profitability."

Second Quarter 2026 Financial Summary

•Sales increased 14% to $13.9 million in the second quarter of 2026, as compared to $12.1 million in the prior year period, and grew 4% sequentially from $13.3 million in the first quarter of 2026. The increase was due to increased production and growth in sales from the facilities in Georgia, Texas, and Washington.
•Gross profit was $1.0 million in the second quarter of 2026 as compared to $1.5 million in the prior year period. Adjusted gross margin percentage1, which excludes depreciation and stock-based compensation, and other non-core items, was 27% as compared to 30% in the prior year period, reflecting temporary packing inefficiencies at the Company's Georgia facility, that have since been resolved, associated with the Company's channel diversification strategy.
•General and administrative expenses decreased by $0.5 million to $7.5 million in the second quarter of 2026, as compared to $8.0 million in the prior year period. The decrease was primarily driven by general cost savings measures. Adjusted general and administrative expense1, which excludes stock-based compensation, depreciation and amortization, and other non-core items decreased 17% to $4.1 million, as compared to $5.0 million in the prior year period.
•Net loss decreased to $19.8 million in the second quarter of 2026 as compared to net loss of $21.6 million for the prior year period, primarily due to a $1.5 million improvement in loss from operations driven by lower operating expenses and a $0.1 million reduction in net interest expense.
•Adjusted EBITDA loss improved 17% to $5.8 million, as compared to a loss of $7.1 million in the prior year period and a loss of $5.7 million in the first quarter of 2026. Adjusted EBITDA loss for the second quarter of 2026 excludes $1.0 million in stock-based compensation, $4.5 million in interest expense, $5.6 million of depreciation and amortization, $1.4 million loss on change in fair value of warrant liability, and other non-core items.
1See the reconciliation of GAAP measures to non-GAAP measures at the end of this press release for more information.

Product Development

Following discussions with a major retailer in the second quarter of 2026, Local Bounti is relaunching its Single Serve Salad Kit line and agreed with the retailer to a pilot launch throughout the Mid-Atlantic region in approximately 400 stores in the fall of 2026. The Company expects that a successful launch will be a driver for continued growth of this product line in the future.

The Company's other core lines continued to build on recent momentum: the family-sized Romano Caesar Salad Kit, following a 75% increase in baseline velocity in the fourth quarter of 2025, launched in an additional distribution center in May 2026, which quickly reached similar velocities achieved by the rest of its distribution network. In addition, the Company continues to pursue growth in its Arugula offering, an area where it sees a notable supply gap versus conventional Arugula, following successful 2025 launches at its Washington and Texas facilities.

Distribution

Retailers, customers, and consumers are paying closer attention than ever to the safety and traceability of fresh product – and to where and how it is grown. Conversations that used to center on cost and availability now also focus on traceability, water sourcing, and environmental control – all questions Local Bounti’s controlled-environment model was built to solve for. This shift does not create demand overnight, but Local Bounti expects the shift to drive long-term growth as retailers, and ultimately consumers, increasingly choose product based on where and how it is grown and the brand behind it.

Local Bounti currently services approximately 13,000 retail doors and continues to build on its base of blue-chip retail relationships. The Company has seen successful distribution growth over the past two quarters, including:
•In the first quarter of 2026, a six-SKU rollout covering more than 250 Harris Teeter stores.
•In the first quarter of 2026, a new large regional retailer operating approximately 160 retail stores.
•In the first and second quarter of 2026, the Company was awarded bids extending supply arrangements with multiple national retail accounts, spanning key product lines including baby leaf lettuce and organic butter lettuce.
•In July 2026, the Company launched a new retail partner in the Mid-South region featuring five SKUs across approximately 66 retail stores.
•In August 2026, the Company launched a new retail partner in the Rocky Mountain region featuring four SKUs across approximately 110 stores, with shipments beginning early in the month.

Together, these wins reflect the strength of the Company's relationships with blue-chip retail partners and their continued confidence in Local Bounti's ability to deliver consistent, high-quality products over the long term.

Commercial Facilities Update

Yield Enhancement

The Company continues to advance its yield improvement and cost reduction initiatives across its facility network. Tower upgrades were completed at its Georgia, Texas and Washington facilities during the fourth quarter of 2025, which resulted in enhanced production efficiency and an approximate 10% increase in run-rate yield capacity to reach the Company’s highest yields in the Company’s history and its yields remain at this improved run-rate capacity today.

As mentioned last quarter, the Company is also making investments in its California facilities to improve operational efficiency. These selective investments are on track and are still expected to deliver as much as a 20% improvement to yields, while simultaneously improving facility operational efficiency and strengthening our position in the living butterhead lettuce market. In fact, the Company’s initial investments at one of its California facilities is already driving an approximate 10% increase in total production versus the prior year period. Across all facilities, the Company continues to make tangible progress on the cost side of the business, for example, more efficient seeding practices have lowered seed costs by approximately 20% year-over-year, and it expects to continue garnering cost savings across procurement, maintenance, labor efficiency, and freight management across the network.

Capacity Expansion Project

Plans remain in place to build additional capacity across the Company's network of facilities enabled with its patented Stack & Flow Technology®. The expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors. The timing and scope of these projects, including plans to expand into the Midwest, remain under review pending ongoing discussions with retailers to optimize those facilities for specific products in support of retail commitments and strategies to expand distribution.

Capital Structure

The Company ended the quarter with cash and cash equivalents and restricted cash of $10.1 million as of June 30, 2026.

Subsequent to quarter end, the Company received an additional $12.5 million investment, in the form of a convertible note and common stock purchase warrant, from an existing strategic investor, further demonstrating continued confidence in Local Bounti's business and long-term growth trajectory. This amount is not reflected in the Company's June 30, 2026 cash balance. Combined with the $15 million investment received from the existing strategic investor in March 2026 and the transactions the Company executed in 2025, Local Bounti has the financial flexibility to be strategic with partnerships and growth investments as it advances toward profitability.

As of June 30, 2026, Local Bounti had approximately 23.2 million shares outstanding, 6.8 million common shares under warrants outstanding, and approximately 2.8 million restricted stock units outstanding. The Company also has out-of-the-money convertible notes that, if converted, would result in the issuance of approximately 9.8 million common shares. Including the shares issuable in the event of conversion of the convertible note, as well as the warrants and restricted stock units, the Company had a fully diluted share count of approximately 42.5 million shares outstanding as of June 30, 2026.

Financial Outlook

The Company expects continued sequential improvements in revenue and adjusted EBITDA loss rate in 2026, driven by ongoing sales growth, cost reduction initiatives, and the ramp of its facilities network. Achieving positive adjusted EBITDA remains a key priority, and management believes the trajectory of financial performance demonstrated over the past several quarters position the Company to reach this objective.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Wednesday, August 12, 2026. To participate on the live call, listeners in North America may dial (877) 514-3624 and international listeners may dial +1 (201) 689-8883. The Conference ID is 13761383.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'revolutionize agriculture, ensuring accessibility to fresh, sustainable, locally grown produce and nourishing communities everywhere for generations to come,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," "anticipate," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding improving revenue, sales, costs, margins, and financial metrics; product and customer expansions and related timing; facility operations and adjustments; deployment of new technologies; strategic partnership discussions; commercial opportunities; financial guidance; timing for reaching positive adjusted EBITDA; lowering cost of capital; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Local Bounti’s ability to continue as a going concern and the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms or at all; Local Bounti's ability to generate significant revenue; restrictions and covenants contained in Local Bounti's debt facility agreements with Cargill Financial Services International, Inc. and Local Bounti's ability to comply therewith; the risk that the concentrated ownership of our common stock will prevent other stockholders from influencing significant decisions; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to complete the build out of its current or additional facilities in the future; Local Bounti's reliance on third parties for construction, the risk of delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to scale its operations and decrease its cost of goods sold over time; the potential for damage to or problems with Local Bounti's facilities; the impact that current or future acquisitions, investments or expansions of scope of existing relationships have on Local Bounti's business, financial condition, and results of operations; unknown liabilities that may be assumed in acquisitions; Local Bounti's ability to attract and retain qualified employees; Local Bounti's ability to develop and maintain its brand or brands; Local Bounti's ability to achieve its sustainability goals; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risk of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive markets in which it operates; Local Bounti's ability to defend itself against intellectual property infringement claims or other litigation; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; changes in consumer preferences, perception, and spending habits in the food industry; the risk that seasonality may adversely impact Local Bounti's results of operations; Local Bounti's ability to repay, refinance, restructure, or extend its indebtedness as it comes due; Local Bounti's ability to comply with the continued listing requirements of the New York Stock Exchange ("NYSE") or timely cure any noncompliance thereof; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended June 30, 2026. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains, and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, and amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation and stock-based compensation, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted general and administrative expense as general and administrative expense excluding stock-based compensation, depreciation, amortization, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures to assess performance and planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP, and the methods the Company uses to compute them may differ from those used by other companies. Non-GAAP financial measures are supplemental; they should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the quarter ended June 30, 2026.

Contact:

Kathleen Valiasek, President and CEO
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$3,629	$4,233
Restricted cash	6,505	6,486
Accounts receivable, net	2,870	2,203
Inventory, net	7,589	7,419
Prepaid expenses and other current assets	2,673	1,686
Total current assets	23,266	22,027
Property and equipment, net	349,448	357,427
Finance lease right-of-use assets, net	415	214
Operating lease right-of-use assets, net	33	47
Intangible assets, net	29,522	30,778
Total assets	$402,684	$410,493

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$14,319	$11,782
Accrued liabilities	6,648	3,653
Financing obligation	606	762
Operating lease liabilities	33	32
Finance lease liabilities	111	81
Total current liabilities	21,717	16,310
Long-term debt
Principal amount	328,308	312,250
Plus: Debt premium, net of amortization	168,238	172,368
Less: Debt discount, net of amortization	(7,267)	(1,498)
Long-term debt, net	489,279	483,120
Accrued interest, noncurrent	23,480	14,515
Financing obligation, noncurrent	51,364	51,342
Operating lease liabilities, noncurrent	9	25
Finance lease liabilities, noncurrent	297	155
Warrant liabilities	13,424	11,262
Total liabilities	599,570	576,729

Commitments and contingencies

Stockholders' deficit
Common stock, $0.0001 par value, 400,000,000 shares authorized, 23,190,311 and 22,223,800 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	2	2
Additional paid-in capital	353,260	351,371
Accumulated deficit	(550,148)	(517,609)
Total stockholders' deficit	(196,886)	(166,236)
Total liabilities and stockholders' deficit	$402,684	$410,493

LOCAL BOUNTI CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sales	$13,850	$12,103	$27,187	$23,708
Cost of goods sold(1)(2)	12,804	10,631	24,607	20,775
Gross profit	1,046	1,472	2,580	2,933
Operating expenses:
Research and development(1)(2)	4,577	6,485	10,292	13,462
Sales and marketing(1)	2,876	2,392	5,120	4,506
General and administrative(1)(2)	7,541	8,045	15,050	16,149
Total operating expenses	14,994	16,922	30,462	34,117
Loss from operations	(13,948)	(15,450)	(27,882)	(31,184)
Other income (expense):
Change in fair value of warrant liabilities	(1,387)	(1,499)	3,856	(5,009)
Interest expense, net	(4,486)	(4,602)	(8,520)	(23,440)
Other income (expense), net	—	(26)	7	381
Net loss	(19,821)	(21,577)	(32,539)	(59,252)
Less: Deemed dividend to preferred stockholders	—	—	—	403
Net loss attributable to common stockholders	$(19,821)	$(21,577)	$(32,539)	$(59,655)

Net loss applicable to common stockholders per common share:
Basic and diluted	$(0.68)	$(1.63)	$(1.22)	$(5.40)
Weighted average common shares outstanding:
Basic and diluted	29,070,934	13,270,197	26,697,567	11,051,720

(1) Amounts include stock-based compensation as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cost of goods sold	$23	$75	$44	$86
Research and development	23	145	51	161
Sales and marketing	43	245	86	282
General and administrative	906	1,795	1,807	2,321
Total stock-based compensation expense, net of amounts capitalized	$995	$2,260	$1,988	$2,850

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cost of goods sold	$2,667	$2,050	$4,933	$3,963
Research and development	1,913	2,529	4,271	5,215
General and administrative	991	1,277	1,996	2,558
Total depreciation and amortization	$5,571	$5,856	$11,200	$11,736

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Sales	$13,850	$12,103	$27,187	$23,708
Cost of goods sold	12,804	10,631	24,607	20,775
Gross profit	1,046	1,472	2,580	2,933
Depreciation	2,667	2,050	4,933	3,963
Stock-based compensation	23	75	44	86
Restructuring and business realignment costs	8	56	8	56
Adjusted gross profit	$3,744	$3,653	$7,565	$7,038
Adjusted gross margin %	27%	30%	28%	30%

RECONCILIATION OF GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
General and administrative	7,541	8,045	15,050	16,149
Stock-based compensation	(906)	(1,795)	(1,807)	(2,321)
Depreciation and amortization	(991)	(1,277)	(1,996)	(2,558)
Business acquisition and strategic transaction due diligence and integration related costs	(115)	—	(744)	(96)
Litigation and other non-recurring charges	(1,228)	—	(2,064)	(311)
Restructuring and business realignment costs	(185)	—	(257)	(75)
Adjusted general and administrative	$4,116	$4,973	$8,182	$10,788

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(19,821)	$(21,577)	$(32,539)	$(59,252)
Stock-based compensation expense	995	2,260	1,988	2,850
Interest expense, net	4,486	4,602	8,520	23,440
Depreciation and amortization	5,571	5,856	11,200	11,736
Loss on disposal of fixed assets	—	—	76	—
Business acquisition and strategic transaction due diligence and integration related costs	115	16	744	112
Debt restructuring and transaction cost	—	101	—	750
Litigation and other non-recurring charges	1,228	254	2,064	565
Restructuring and business realignment costs	193	—	265	659
Change in fair value of warrant liability	1,387	1,499	(3,856)	5,009
Other income (expense), net	—	(75)	(7)	(1,131)
Adjusted EBITDA	$(5,846)	$(7,064)	$(11,545)	$(15,262)